EXHIBIT 14.1


                                  ZHONGPIN INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                (MARCH 30, 2006)

INTRODUCTION

         All employees, officers and directors of Zhongpin Inc. (the "Company") are responsible for conducting themselves in compliance with this Code of Business Conduct and Ethics (the "Code"), other policies of the Company and applicable laws, rules and regulations. The Company adopted the Code in order to assist the Company and its employees, officers and directors with the Company's goals of conducting its business and affairs in accordance with applicable laws, rules and regulations and maintaining the highest standards of ethical conduct, fair dealing and honesty.

                  The Company also expects that any consultants or other service providers it retains will adhere to the Code. In addition, for purposes of
Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission (the "Commission") promulgated thereunder, Sections I through IV of the Code shall constitute the Company's code of ethics for "Senior Financial Officers" (as defined in Section I below).

I.       COMPLIANCE AND REPORTING

         Employees, officers and directors should strive to identify and raise potential issues before they lead to problems for the Company and should ask about the application of the Code whenever there is a question as to whether a violation of the Code has occurred or will occur. Any employee or officer who becomes aware of any existing or potential violation of the Code should promptly notify the appropriate supervisor. Should the Chief Executive Officer (CEO) or the Principal Accounting Officer or any director become aware of an existing or potential violation of the Code, he or she should promptly notify the Company's Chief Financial Officer (CFO, and together with the CEO and the Principal Accounting Officer, the "Senior Financial Officers"). The Company shall take such disciplinary, corrective or preventative action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

         Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation. The Company does not tolerate retribution, retaliation or adverse personnel action of any kind against any person for lawfully reporting a situation of potential noncompliance with the Code, or providing to the Company or any law enforcement or other governmental agency any information or assistance relating to the commission or possible commission of any federal or state offense.

         The Senior Financial Officers have a responsibility to create an environment within the Company in which compliance with the Code is treated as a serious obligation and in which

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violations of the Code are not tolerated. The Senior Financial Officers will establish and, if necessary, modify the procedures by which violations of the Code are to be reported.

II.      CONFLICTS OF INTEREST

         All business decisions must be made in the Company's best interest. A "conflict of interest" arises when an individual's judgment is or may be influenced by considerations of improper personal gain or benefit to the individual or another person. Even if no actual conflict of interest occurs, situations that create the appearance of a conflict may harm the Company's public relations or cause other problems damaging to the Company, and, as such, also should be avoided. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved in advance by the Company.

         For example, an employee, officer or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members or for any other person, including loans or guarantees of obligations, from any other person or entity. In this regard, service to the Company should never be subordinated to personal gain and advantage. To the extent possible, conflicts of interest always should be avoided. Any employee, officer or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should promptly discuss the matter with the Chief Financial Officer, or, at the request of the Chief Financial Officer, the Company's outside legal counsel.

         Transactions with outside firms must be conducted within a framework established and controlled by the executive level of the Company. Business dealings with outside firms should not result in unusual gains for those firms or their employees. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either the outside firm, its employee, or both. Promotional plans that could be interpreted to involve unusual gain require specific executive-level approval.

         An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of the Company's business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

         No "presumption of guilt" is created by the mere existence of a relationship with outside firms. However, if employees have any influence on transactions involving purchases, contracts, or leases, it is imperative that they disclose to an officer of the Company as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

         Personal gain may result not only in cases where an employee or relative has an ownership interest in a firm with which the Company does business, but also when an employee or relative receives any kickback, bribe, substantial gift or special consideration from any Company tenant, customer or vendor (for example, a contractor or supplier) or a potential tenant, customer or vendor. Any employee who receives a gift from a tenant, customer or vendor or

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potential tenant, customer or vendor must advise his or her supervisor immediately. If the supervisor determines that the gift is of a normal and customary nature (e.g., not excessively expensive), the employee may retain the gift. If the gift is determined by the supervisor to be excessive, the employee must return the gift with a brief explanation that it is against the Company's policy for employees to accept gifts of an excessive nature. Employees who do not report the receipt of gifts to their immediate supervisor will be subject to disciplinary action up to and including termination. In addition, employees who solicit gifts will be subject to disciplinary action, up to and including termination.

         In addition, as a result of their close relationships to the Company and its business, the Senior Financial Officers have a special responsibility to:

            o refrain, without the approval of the Board of Directors, from transacting business with the Company through any entity in which the officer or a member of his or her immediate family owns all or a controlling interest;

            o refrain, without the approval of the Board of Directors, from participating in other employment or serving as a director for other organizations if such activity reasonably could be expected to interfere with the officer's ability to act in the best interests of the Company or reasonably could be expected to require the officer to use proprietary, confidential or non-public information of the Company;

            o refuse gifts, favors or hospitality that would influence or appear to influence the recipient to act other than in the best interests of the Company; and

            o report to the Audit Committee or to the Board of Directors any existing or potential director positions they hold, including positions on non-profit or charitable organization boards of directors.

III.     PUBLIC DISCLOSURE

         It is the Company's policy that the information in its public communications and disclosures, including its filings with the Commission, be full, fair, accurate, timely and understandable. All employees, officers and directors who are involved in the Company's disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. Specifically, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts regarding the Company to others, whether within or outside the Company, including the Company's independent accountants. In addition, any employee, officer or director who has a supervisory role in the Company's disclosure process has an obligation to diligently discharge his or her responsibilities.

         The Senior Financial Officers, in particular, must act in good faith and with due care and diligence in connection with the preparation of the Company's public disclosures. The Senior Financial Officers must ensure that the financial statements and reports submitted to the Commission are full, fair, accurate, timely and understandable. The Senior Financial Officers

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must also promptly report any irregularities or deficiencies in the Company's internal controls for financial reporting to the Audit Committee or the Board of Directors.

IV.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         As noted, it is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

         It is both illegal and against Company policy for any employee, officer or director who is aware of material, nonpublic information relating to the Company, any of the Company's customers or clients or any other private or governmental issuer or securities to purchase or sell any securities of those issuers, or recommend that another person purchase, sell or hold the securities of those issuers.

         In general, information is "material" if it could affect a person's decision to purchase, sell or hold a company's securities. Material information includes, for example, a company's anticipated earnings, plans to acquire or sell significant assets and changes in senior executives. Employees, officers and directors should try to limit transactions to times when it can reasonably be assumed that all material information about a company has been disclosed. All employees, and officers and directors of the Company in particular, should consult with the Chief Financial Officer, or, at the request of the Chief Financial Officer, the Company's outside legal counsel, regarding the safest times to trade in the Company's securities.

         In addition, employees, officers and directors may not disclose material, nonpublic information about the Company or another company to any person (i) inside the Company, unless they need to know the information for legitimate business purposes, or (ii) outside of the Company, unless prior approval is obtained from management in consultation with the Chief Financial Officer, or, at the request of the Chief Financial Officer, the Company's outside legal counsel. Bear in mind that this information belongs to the Company and no person may misappropriate it for anyone's benefit. Providing a "tip" based on material, nonpublic information is unethical and illegal, and is prohibited, even if you do not profit from it. All employees must obtain clearance from the Chief Financial Officer prior to trading in the Company's securities.

         More detailed rules governing the trading of Company securities by employees, officers and directors are set forth in the Company's Insider Trading Policy most recently dated March 30, 2006. You may obtain a copy of this policy by contacting the Chief Financial Officer.

         Other laws, rules, regulations and Company policies to which employees, officers and directors are subject relate to business practices. For example, employees, officers and directors may not misrepresent facts, contractual terms or Company policies to a stockholder, service provider or regulator. Even if done inadvertently, you must correct the misrepresentation as soon as possible after consulting with the Chief Financial Officer, or, at the request of the Chief Financial Officer, the Company's outside legal counsel. In addition, employees, officers and directors must adhere to appropriate procedures governing the retention and destruction of the Company's records, consistent with applicable laws, regulations, Company policies and business

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needs. No person should destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation. You should consult with, and follow the instructions of, the Chief Financial Officer in these situations.

         Employees, officers and directors must also comply with the U.S. Foreign Corrupt Practices Act, which prohibits American businesses, and in many cases their foreign subsidiaries, from offering, paying or authorizing payment to foreign government officials, political parties or their officials, or political candidates.

         The Senior Financial Officers, in particular, have a responsibility to ensure compliance with the applicable rules and regulations of federal, state and local governments, both domestic and foreign, and of appropriate public and private regulatory agencies or organizations. In addition to adhering to established Company policies and procedures, these individuals must take steps to ensure that other employees and officers follow such policies and procedures.

         Any employee, officer or director who is uncertain about the legal rules and regulations to which he or she or the Company is subject should consult with the Chief Financial Officer.

V.       EMPLOYMENT PRACTICES

         In making employment and personnel decisions, the Company employment decisions must be based only on an employee's or applicant's qualifications, demonstrated skills and achievements without regard to race, color, sex, religion, national origin, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.

         All employees are entitled to be treated with respect and dignity. Management must not tolerate harassment of, or by, any employee in situations involving another employee, stockholder, service provider or business associate. Employees, officers and directors must not engage in conduct that could be construed as sexual harassment, which may include, for example, unwelcome sexual advances, offensive touching, sexually suggestive statements, offensive jokes, requests for sexual favors or other verbal or physical conduct of a sexual nature.

         Any person who believes he or she has been harassed in the course of performing his or her employment with the Company should notify the Chief Financial Officer. Company policy prohibits retaliation against any individual who complains of, or reports an instance of, harassment or participates in an investigation of a harassment complaint.

VI.      CORPORATE OPPORTUNITIES

         Employees, officers and directors owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. In this regard, employees, officers and directors are prohibited from
(i) taking for themselves personally (or directing to a third party) business opportunities that are discovered through the use of Company property, information or position (unless the Company has already been offered the opportunity and rejected it); (ii) using Company property, information or position for improper personal gain; and (iii) competing with the Company.

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         It may be difficult to decipher whether or not a particular personal benefit is proper, as sometimes both personal and Company benefits may be derived from certain activities. The best course of action in these circumstances is to consult with the Chief Financial Officer, or, at the request of the Chief Financial Officer, the Company's outside legal counsel.

VII.     CONFIDENTIALITY

         In carrying out the Company's business, employees, officers and directors may learn confidential or proprietary information about the Company or third parties. Employees, officers and directors must maintain the confidentiality of all information entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, for example, any nonpublic information concerning the Company, including its business, properties, financial performance, results or prospects, and any nonpublic information provided by a third party with the expectation or contractual agreement that the information will be kept confidential and used solely for the business purpose for which it was conveyed. Employees, officers and directors are required to secure from unauthorized access and public view documents under their control that contain confidential or proprietary information. When such information is discarded, appropriate steps must be taken to ensure proper and complete destruction.

         In addition, employees, officers and directors are prohibited from taking confidential or proprietary information with them upon termination of employment with the Company or from using or disclosing such information for any purpose elsewhere, including with a different employer or company. Any confidential or proprietary information must be promptly returned to the Company upon termination of employment or affiliation with the Company.

VIII.    FAIR DEALING

         Company policy is to conduct business fairly through honest business competition and the Company does not seek competitive advantages through unethical or illegal business practices. Each employee, officer and director should endeavor to deal fairly with the Company's stockholders, service providers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or omission of material facts or any other practice involving unfair dealing.

IX.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees, officers and directors should protect the Company's assets and ensure their efficient use. It is important to bear in mind that theft, carelessness and waste have a direct impact on the Company's profitability. Thus, all assets of the Company should be used only for legitimate business purposes.

X.       WAIVERS OF THE CODE

         The Company may elect to waive certain provisions of the Code on a case-by-case basis. Any employee, officer or director who would like to request a waiver of one or more of the Code's provisions must discuss the matter with the Chief Financial Officer. Waivers for

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executive officers and directors of the Company only may be granted by the Board of Directors or a committee of the Board.

XI.      SPECIFIC WRITTEN AGREEMENTS

         To the extent there is any conflict or inconsistency between the provisions of this Code of Business Conduct and Ethics and any specific written agreements with the Company (which agreements are, have been or will be approved by the Company's board of directors), the terms of such written agreements will control the conduct of the parties and such conduct will not be considered to be in conflict with any provisions of this Code of Business Conduct and Ethics.

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